Exhibit 5.1

September 30, 2021

Clarus Therapeutics Holdings, Inc.

555 Skokie Boulevard, Suite 340

Northbrook, IL 60062

Re: Securities Registered under Registration Statement on Form S-1

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) on September 30, 2021 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Clarus Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), of (a) the offer and sale from time to time by the selling securityholders listed in the Registration Statement under “Selling Securityholders” (the “Selling Securityholders”) of up to 19,816,610 shares (the “Selling Securityholder Shares”) of common stock, par value $0.0001 per share (“Common Stock”), of the Company, (b) the offer and sale from time to time by the Selling Securityholders of 3,445,000 warrants (the “Resale Warrants”) to acquire shares of Common Stock and (c) the offer and sale by the Company of 9,195,000 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of Resale Warrants and certain other warrants of the Company (together with the Resale Warrants, the “Warrants”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth in numbered paragraph 3, we have assumed that before the Warrant Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Warrant Shares.

The opinions set forth below are limited to the Delaware General Corporation Law and, with regard to numbered paragraph 2 below, New York law.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1. The Selling Securityholder Shares have been duly authorized and validly issued and are fully paid and nonassessable.

2. The Resale Warrants constitute valid and binding obligations of the Company.

3. The Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will have been duly authorized and validly issued and will be fully paid and nonassessable.

Clarus Therapeutics Holdings, Inc.

September 30, 2021

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP